Exhibit 99.2
CONTECTS: Michael Lathn (Media)
Dan Crookshank (Invester 729-514-1813
Mylan Completes $575 Million Cash Convertible Note Offering,
Including Exercise of Overallotment Option
PITTSBURGH, September 15, 2008 — Mylan Inc. (NYSE: MYL) announced that it has completed the sale of $575 million of 3.75% Cash Convertible Notes due 2015. The notes were sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The amount includes $75 million of notes sold pursuant to the initial purchasers’ exercise of their overallotment option.
The notes, which are unsecured, will pay interest semi-annually at a rate of 3.75% per annum and will mature on September 15, 2015. The notes are convertible under certain circumstances into cash at an initial conversion reference rate of 75.0751 shares of Mylan’s common stock per $1,000 principal amount of notes (which is equal to an initial conversion reference price of approximately $13.32 per share). The notes are not convertible into shares of Mylan common stock or any other securities.
The offering generated net proceeds, after deducting the initial purchasers’ discount and estimated offering expenses, of approximately $560.6 million. Of these net proceeds, approximately $98.6 million was used to fund the net cost of the previously-disclosed convertible note hedge and warrant transactions. Mylan expects to use the remaining net proceeds to pay down outstanding borrowings under it senior secured revolving credit facility and its senior secured term loan facilities.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes. The notes will not be and have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Please refer to the cautionary statements and risk factors set forth in Mylan’s Form 10-Q for the period ended June 30, 2008, and in its other filings with the Securities and Exchange Commission. Mylan undertakes no obligation to update statements herein for revisions or changes after the date of this release.